Exhibit 99.1

 Provident Financial Services, Inc. and First Sentinel Bancorp, Inc. Announce Annual Meeting Results, Stockholder Approval of Merger and Final Regulatory
                                   Approval


    JERSEY CITY, N.J., and WOODBRIDGE, N.J., June 23 /PRNewswire-FirstCall/ -- Provident Financial Services, Inc. (NYSE: PFS) ("Provident") and First Sentinel Bancorp, Inc. (Nasdaq: FSLA) ("First Sentinel") have announced that at the annual meeting of stockholders of each company held on June 23, 2004, stockholders of both companies approved the Agreement and Plan of Merger dated December 19, 2003 by and between Provident and First Sentinel and the transactions contemplated by the merger agreement. The merger is expected to be consummated in mid-July, 2004.

    Provident and First Sentinel also announced that the Federal Reserve Bank of New York has issued its non-objection to the merger and that all regulatory approvals for the merger have now been obtained.

    First Sentinel stockholders have the option to elect to receive $22.25 in cash, 1.092 shares of Provident common stock or a combination thereof for each of their shares of First Sentinel common stock, subject to the allocation and proration requirements of the merger agreement. Election materials have been mailed to First Sentinel stockholders. First Sentinel stockholders will have until 5:00 p.m. on June 30, 2004 to submit completed election form(s) and related materials indicating their preference. This deadline may be extended by Provident and First Sentinel. Questions regarding the election procedures should be directed to First Sentinel's information agent, Georgeson Shareholder Communications, Inc., at 1-800-368-9818.

    At Provident's annual meeting of stockholders, John G. Collins, Frank L. Fekete, David Leff and Paul M. Pantozzi were elected to the Board of Directors of Provident, each for a three-year term. Provident's stockholders also ratified the appointment of KPMG LLP as Provident's independent auditor for the year ending December 31, 2004.

    At the First Sentinel annual meeting, stockholders elected George T. Hornyak, Jr., John P. Mulkerin and Jeffries Shein to serve until consummation of the merger, or if the merger is not consummated, for three-year terms. First Sentinel stockholders also ratified the appointment of KPMG LLP as First Sentinel's independent auditors for the year ending December 31, 2004.

    Provident and its wholly owned subsidiary, The Provident Bank, reported assets of $4.26 billion and deposits of $2.69 billion as of March 31, 2004. The Provident Bank is a full-service, community-oriented bank that provides financial services to individuals, families and businesses through 54 full-service banking offices in northern and central New Jersey. First Sentinel and its wholly owned subsidiary, First Savings Bank, reported assets of $2.18 billion and deposits of $1.35 billion as of March 31, 2004. First Savings Bank is a full-service, community-oriented bank that provides financial services to individuals, families and businesses through 22 full-service banking offices in central New Jersey.

    This release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the prospectus. The shares of common stock are not savings accounts, may lose value and are not insured by the Federal Deposit Insurance Corporation or any government agency.

    This news release contains certain forward-looking statements about the proposed merger of Provident Financial Services, Inc. and First Sentinel Bancorp, Inc. These statements include statements regarding the anticipated closing date of the transaction. Forward-looking statements can be identified by the fact that they include words like "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Certain factors that could cause actual results to differ materially from expected results include delays in completing the merger, legislative and regulatory changes and other factors disclosed by Provident Financial Services, Inc. and First Sentinel Bancorp, Inc. in their periodic filings with the SEC. Provident Financial Services, Inc. and First Sentinel Bancorp, Inc. do not undertake, and specifically disclaim, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

SOURCE  First Sentinel Bancorp, Inc.
    -0-                             06/23/2004
    /CONTACT: Kenneth J. Wagner, Senior Vice President of Investor Relations of Provident Financial Services, Inc., +1-201-915-5344; or Ann C. Clancy, Esq., Executive Vice President of Investor Relations of First Sentinel Bancorp, Inc., +1-732-726-9700, ext. 5514/
    /Web site:  http://www.firstsentinelbancorp.com /
    (FSLA PFS)

CO:  First Sentinel Bancorp, Inc.; Provident Financial Services, Inc.
ST:  New Jersey
IN:  FIN
SU:  TNM